AMENDMENT

THIS AMENDMENT is effective as of the 18th day of September, 2007

AMONG:

          WISEBUYS STORES, INC., a company formed pursuant to the laws of the State of Delaware and having an office for business located at 10-18 Park Street, Suite 2, Gouverneur, New York 13642 ("Purchaser")

          AND:

          JULIANN HACKETT CLIFF, residing at 711 Montgomery Street, Ogdensburg, New York;

          PATRICK HACKETT, JR., residing at 210 Elizabeth Street, Ogdensburg, New York, and;

          NORMAN V. GARRELTS, residing at 6061 Route 37, Ogdensburg, New York (collectively, the "Sellers")

WHEREAS:

A. Purchaser and Seller are party to certain Stock Purchase Agreement, Pledge Agreement, Guarantee Agreement, Employment Agreements, and Promissory Notes, dated May 24, 2007 (collectively, the "Agreements"); and,

B. The parties wish to amend certain provisions of the Agreements, but wish to have the Agreements continue in full force and effect, as amended.

NOW THEREFORE THESE AGREEMENTS WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 3(a) of the Stock Purchase Agreement shall be amended in its entirety as follows:

"a. The sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) in immediately available funds at Closing, one third (1/3) of which is to be paid to each Seller;"

2. Section 3(e) shall be added to Section 3 of the Stock Purchase Agreement as follows:

"e. Purchaser shall execute and deliver to each Seller a promissory note in the amount of ONE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED AND SIXTY-SIX DOLLARS AND SIXTY SEVEN CENTS ($166,666.67), payable FOUR HUNDRED FIFTY (450) days after closing and on other terms identical to Note No. 1, which note ("Note 1(i)") shall be appended hereto as Exhibit A(i)."

3. Section 4(b) of the Stock Purchase Agreement shall be amended in its entirety as follows:

"b. The pledge of 96 shares of Hacketts being purchased by Purchaser pursuant to this Agreement by delivery to Sellers of certificates evidencing all of said shares registered in the name of Purchaser, with separate stock powers duly executed in blank by Purchaser. Substantially all of the retail assets of WiseBuys Stores, Inc. shall be immediately and irrevocably transferred/contributed by WiseBuys Stores, Inc. into Hacketts and are subject to the Stock Pledge Agreement;"

4.   Section 5 of the Stock Purchase Agreement shall read:

"5. DEFAULT. All of the notes given to each Seller and appended hereto as Exhibits A, A(i), B and C shall be interrelated so that a default under an one Note shall automatically constitute an immediate default under each and every of the other Notes if outstanding at that time, thereby fully accelerating and making immediately due and payable the aggregate unpaid principal balances of all said Notes, plus all interest accrued thereon. In the event of default of Note Nos. 1, 1(i) or 2, Sellers shall retain and transfer into their ownership all of the shares of Hacketts, and shall exercise and pursue any of the rights and remedies available to Sellers against Purchaser and/or Guarantor Thomas W. Scozzafava to collect Notes 1, 1(i) and 2, payment of which shall constitute full satisfaction of all liabilities owing by Purchaser by reason of Purchaser's default.

5. Section 7(g) of the Stock Purchase Agreement shall be amended in its entirety as follows:

"g. Debt Repayment and Loan Guarantees. Purchaser shall execute a debt Guaranty agreement with Community Bank with an effective date of the Closing date. Indebtedness to Gordon Reid estimated to be approximately $479,439 at the time of Closing shall be paid in full at Closing. "

6. Section 7(i) of the Stock Purchase Agreement shall be amended in its entirety as follows:

"7(i). Board Representation. Seller agrees that effective upon the closing, all current Hacketts board members shall resign, and two (2) Directors (to be named by Seller) will be elected to the Board of Hacketts or its successor or parent holding company."

7. Section 9 of the Stock Purchase Agreement shall be amended in its entirety as follows:

"9. CLOSING. The Closing shall occur on or before November 30, 2007 (the "Closing Date") at Hacketts place of business. If not closed before January 1,2008, this agreement shall be in default On or before September 30, 2007, proof acceptable to Sellers of availability of at least 1.5 million dollars to be applied to the payment to Sellers required at Closing and availability of funds required to fully pay the indebtedness owing by Hacketts to Gordon Reid at Closing.

     a.   At the Closing, Sellers shall deliver to Purchaser the following:

          i. Duly executed stock certificates, transferring and assigning to Purchaser all of the issued and outstanding shares of Hacketts;

          ii. Any and all other documents, certificates, instruments, etc. that are deemed necessary and appropriate to transfer to Purchaser good, clear and marketable title to all of the Hackett shares being sold pursuant hereto. These documents shall include but not limited to, all past and outstanding loan documents, previous board minutes, original articles of incorporation, amendments to articles of incorporation, by-laws, the stock ledger, and all such materials related to the governance and good standing of Hacketts.


     b.   At the Closing, Purchaser shall deliver to Sellers:

          i. ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) in immediately available funds;

          ii.  Duly executed Notes appended hereto as Exhibits A, A(i) B and C;

          iii. A duly executed Guaranty of Payment appended hereto as Exhibit D;

          iv.  Duly executed Stock Pledge Agreement,  appended hereto as Exhibit
               E;

          v. Payment in full of the indebtedness owing by Hacketts to Gordon Reid in immediately available funds;

          vi. Stock certificates evidencing 96 shares of Hacketts registered in the name of Purchaser with duly executed and separate stock power as provided in Paragraph 4(b) of the Agreement; and

     c.   Conditions Precedent to Closing:

          i. The Closing shall occur upon the completion of an acceptable (to WiseBuys, in its sole discretion) audit of Hacketts' financial statements for its prior two fiscal years. The cost of this audit shall be borne solely by WiseBuys. All Hacketts records shall be made available to WiseBuys' accountants. Hacketts shall commit its best efforts and provide any and all reasonable assistance as may be necessary to complete such audit at no cost to WiseBuys.

          ii. Payment in full of the indebtedness owing by Hacketts to Gordon Reid as provided in Section 9.b.v. above.

          iii. Sellers shall have been fully released from their personal guarantees of indebtedness owing by Hacketts to Community Bank, N.A.

          iv. Indebtedness owing by Hacketts to Juliann Hackett Cliff, Patrick Hackett, Jr., Henry Leader (and family), Lawrence M. and Amy Morley, Lawrence and Patricia Morley shall have been replaced with convertible debentures substantially identical to Exhibits G-1,G-2.G-3,G-4, G-5 and G-6 appended to this Agreement.

     d.   Purchaser   shall   provide   proof  for   payments  of  the  Hacketts
          indebtedness as required in Section 7g.

7. The first Whereas clause of the Stock Pledge Agreement shall be amended in its entirety as follows:

"WHEREAS WISEBUYS STORES, INC. ("Purchaser") had entered a Stock Purchase Agreement (the "Agreement") with Pledgees for the purchase of all of the issued and outstanding shares of Patrick Hackett Hardware Company from Pledgees whereunder Purchaser is making and delivering to Pledgees three (3) Promissory Notes each in the amount of $166,666.67, designated as Notes No. 1 in said Agreement, three (3) Promissory Notes each in the amount of $166,666.67, designated as Notes No. 1(i) in said Agreement, three (3) Promissory Notes each in the amount of $333,333.33, designated as Notes No. 2 in said Agreement; and three (3) Convertible Installment Promissory Notes each in the amount of $833,333.33, designated as Notes No. 3 in said Agreement copies of which are appended hereto as Exhibits A-1, A-2, A-3, A(i)-1, A(i)-2, A(i)-3, B-1, B-2, B-3, C-1,C-2 and C-3 and"

8. Section 6 of the Stock Pledge Agreement Paragraph 6 Termination shall be amended in its entirety as follows:

"6. Termination. This Pledge Agreement shall end and all of the collateral pledged to and held by Sellers shall be returned to Pledgor upon the timely payment of all principal and accrued interest evidenced by Notes # 1, #1(i) and # 2. If any default occurs resulting in acceleration of Notes # 1, #1(i) or # 2, said collateral shall be applied by Pledgees against total unpaid principal and interest of all of said Notes # 1, #1(i) and # 2.



IN WITNESS WHEREOF the parties have executed this Amendment effective as of the day and year first above written.



WISEBUYS STORES, INC

By:  /S/ Thomas W. Scozzafava
         ------------------------------
         Thomas W. Scozzafava
         Chief Financial Officer


       INDIVIDUALLY


       ------------------------
       Thomas Scozzafava


       ------------------------
       Juliann Hackett Cliff


       ------------------------
       Patrick Hackett, Jr.


       ------------------------
       Norman Garrelts